Exhibit 10.3

MSC INDUSTRIAL DIRECT CO., INC.

2015 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT (the “Agreement”), dated as of _____________ __, 201_, by and between MSC Industrial Direct Co., Inc. (the “Company”), having an address at 75 Maxess Road, Melville, New York 11747, and __________ (the “Grantee”), having an address at _________________________________________________.

In accordance with Article 5 of the MSC Industrial Direct Co., Inc. 2015 Omnibus Incentive Plan (the “Plan”) and subject to the terms of the Plan and this Agreement, the Company hereby grants to the Grantee an option (the “Option”) to purchase all or any part of an aggregate of _______ shares (the “Shares”) of Class A common stock, $.001 par value per share, of the Company (the “Stock”).    Capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan.

To evidence the Option and to set forth its terms, the Company and the Grantee agree as follows:

1. Confirmation of Grant.  The Company hereby evidences the Option granted to the Grantee as of _________, 201_, the date of the grant of the Option by the Company’s Compensation Committee of the Board of Directors (the “Committee”).  The Option granted hereby is a Non-Qualified Stock Option and is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Number of Shares. This Option shall be for an aggregate of _______ Shares (subject to adjustment as provided in Section 12.2 of the Plan).

3. Exercise Price.  The exercise price shall be $__.__ per Share (the “Exercise Price”) (subject to adjustment as provided in Section 12.2 of the Plan).  The Exercise Price reflects 100% of the Fair Market Value of one Share of Stock as calculated under the Plan.

4. Term and Vesting of the Option.  The Option shall expire on _________, 202_, and, except as otherwise provided herein, shall vest and be exercisable prior to its expiration at such times and for such number of whole Shares as follows:

(a) On or after _______, 201_, the Option shall be exercisable for up to 25% of the total number of Shares subject to this Option;
(b) On or after ________, 201_, the Option shall be exercisable for up to an additional 25% (for a cumulative total of 50%) of the total number of Shares subject to this Option;

(c) On or after ________, 201_, the Option shall be exercisable for up to an additional 25% (for a cumulative total of 75%) of the total number of Shares subject to this Option; and
(d) On or after ________, 201_, the Option shall be exercisable for up to an additional 25% (for a cumulative total of 100%) of the total number of Shares subject to this Option.

Notwithstanding the foregoing provisions of this Paragraph 4, and, except as otherwise provided herein, any portion of the Option which is not otherwise exercisable at the time of the Grantee’s termination of employment (or provision of services, if applicable) with the Company and its Subsidiaries shall not become exercisable after such termination.

5. Exercise of Option.  To exercise this Option as to all or part of the vested portion, the Grantee (or the Grantee’s executor, administrator, guardian or legal representative) must give notice of exercise (“Notice of Exercise”) to the Company or its designated agent, specifying the number of whole Shares to be purchased.  The Notice of Exercise shall be in such form, made in such manner, and shall comply with such other requirements as the Committee may prescribe from time to time.

Notwithstanding the foregoing, (i) the Grantee (or any permitted successor) shall take whatever additional actions, including, without limitation, the furnishing of an opinion of counsel, and execute whatever additional documents the Company may, in its sole discretion, deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed by the Plan, this Agreement or applicable law, and (ii) the Company may restrict the Grantee’s ability to exercise the Option during any period when such exercise would constitute a violation of the Company’s insider trading policy or any applicable federal or state securities or other law or regulation.  In the event that on the last business day of the term of the Option (i) the exercise of the Option is prohibited by applicable law or (ii) Shares may not be purchased or sold by the Grantee due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.   If on the last day of the term of an Option (as such term may be extended as provided in the immediately preceding sentence), the Fair Market Value of one Share exceeds the Exercise Price, the Grantee has not exercised the Option and the Option has not expired or otherwise terminated, the Option shall be deemed to have been exercised by the Grantee on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option.  In such event, the Company shall deliver to the Grantee the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and minimum statutory withholding taxes; provided, however, any fractional Share shall be settled in cash.

6. Payment. Full payment of the Exercise Price shall be made at the time of exercise and shall be made:

(a) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds);
(b) by tendering previously acquired Shares (either actually or by attestation) valued at their Fair Market Value;
(c) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total Exercise Price;
(d) by the Company withholding Shares otherwise issuable in connection with the exercise of the Option, valued at their Fair Market Value;
(e) through a broker-assisted cashless exercise program approved by the Company; or
(f) any combination of any of the foregoing.

7. Issuance of Shares.  Provided that the Notice of Exercise and payment are in form and substance satisfactory to the Company, the Company shall deliver to the Grantee (or his or her permitted successor) a certificate or certificates for the number of Shares in respect of which the Option shall have been exercised (less the number of Shares, if any, utilized in the payment of the Exercise Price as permitted under Paragraph 6 and less the number of Shares, if any, withheld to satisfy withholding taxes as permitted under Paragraph 15).  Upon exercise of the Option (or a portion thereof), the Company shall have a reasonable time to issue the Stock for which the Option has been exercised, and the Grantee shall not be treated as a stockholder for any purposes whatsoever prior to such issuance.  No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such Stock is recorded as issued and transferred in the Company’s official stockholder records, except as otherwise provided in the Plan or the Agreement.

8. Limitations On Transfer.  This Option and all rights granted hereunder shall not be transferred by the Grantee, other than by will or by the laws of descent and distribution, shall not otherwise be assigned, pledged or hypothecated in any way, and shall not be subject to execution, attachment or similar process.  Any attempt to transfer this Option, other than as provided above, or to assign, pledge or hypothecate or otherwise dispose of this Option or of any rights granted hereunder contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this Option or such rights, shall be null and void.  The Option shall be exercised during the Grantee’s lifetime only by the Grantee or by the Grantee’s guardian or the Grantee’s legal representative.  The terms of this Option shall be binding upon the executors, administrators and permitted successors and assigns of the Grantee.

9. Termination of Employment or Provision of Services by Death or Disability.  If the Grantee’s employment with or provision of services for the Company and its Subsidiaries terminates by death or Disability, the Option shall become exercisable in full for a period of one year from the date of such death or Disability or until the expiration of the stated term of such Option, whichever period is shorter.  For purposes of this Agreement, “Disability” shall mean any mental or physical illness that would qualify the Grantee for a disability under any long-term disability plan maintained by the Company or any Subsidiary that is applicable to such Grantee.

10. Termination of Employment or Provision of Services by Retirement.  If the Grantee’s employment with or provision of services for the Company and its Subsidiaries terminates by reason of Grantee’s Retirement, the Option shall become exercisable in full for a period of one year from the date of such termination or until the expiration of the stated term of such Option, whichever period is shorter.  For purposes of this Agreement, “Retirement” shall mean termination of employment or provision of services without Cause, death or Disability on or after age 65 with 5 years of service.

11. Involuntary Termination of Employment or Provision of Services for Cause.  If the Grantee’s employment with or provision of services for the Company and its Subsidiaries terminates for Cause, vesting of all outstanding Options held by the Grantee covered hereunder shall thereupon terminate and all Options held by the Grantee covered hereunder shall thereupon terminate and be forfeited.  For purposes of this Agreement (other than for purposes of determinations made under Article 11 of the Plan), “Cause” shall mean (i) the willful and continued failure by the Grantee to substantially perform his or her duties with the Company and its Subsidiaries (other than any such failure resulting from his or her incapacity due to physical or mental illness), (ii) the engaging by the Grantee in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise, (iii) the engaging by Grantee in fraud, breach of fiduciary duty, dishonesty, misappropriation or other actions that cause damage to the property or business of the Company or its Subsidiaries, or (iv) the Grantee’s conviction of, or entering a plea of nolo contendere to, a felony.  In addition, the Grantee’s service or employment will be deemed to have terminated for Cause, if after the Grantee’s service or employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause  (and any portion of the Option exercised after the occurrence of the conduct that would have justified a termination for Cause shall be subject to recoupment by the Company).  Any determination of Cause shall be made by the Committee, in its sole discretion.

12. Involuntary Termination of Employment or Provision of Services Without Cause. If the Grantee’s employment with or provision of services (including as a Non-Executive Director) for the Company and its Subsidiaries terminates involuntarily for any reason other than death, Disability, Retirement or Cause, the Option held by the Grantee covered hereunder may thereafter be exercised, to the extent it was exercisable at the time of termination, for a period of 30 days from the date of such termination of employment or provision of services or until the expiration of the stated term of such Option, whichever period is shorter.  Notwithstanding the foregoing, to the extent the Option is unvested or unexercisable at the date of termination, the Option shall thereupon terminate. For purposes of this Option, the Grantee’s employment with or provision of services shall be deemed to have terminated if the entity for which the Grantee is providing services ceases to be a Subsidiary.

13. Other Termination of Employment or Provision of Services.  If the Grantee’s employment with or provision of services for the Company and its Subsidiaries is terminated by the Grantee for any reason other than death, Disability or Retirement, the Option may thereafter be exercised, to the extent it was exercisable at the time of termination, for a period of 30 days from the date of such termination of employment or provision of services or until the expiration of the stated term of such Option, whichever period is shorter.  Notwithstanding the foregoing, to the extent the Option is unvested or unexercisable at the date of termination, the Option shall thereupon terminate.

14. Tolling.  Notwithstanding the foregoing, to the extent permitted under Section 409A of the Code, the exercise period following a termination described in Paragraphs 9,  10, 12 or 13 above shall be tolled for any applicable window/blackout period restrictions under the Company’s insider trading policy.

15. Taxes and Withholding.  No later than the date as of which an amount first becomes includible in the gross income of the Grantee for federal income tax purposes with respect to the exercise of the Option, the Grantee shall make arrangements satisfactory to the Company regarding the payment of any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  The obligations of the Company under the Plan shall be conditional on such payment arrangements, and the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee. The Committee may establish such procedures as it deems appropriate for such settlement of withholding obligations with Grantee.  The Grantee may satisfy such tax obligations by directing the Company to retain Shares (valued at their Fair Market Value) up to the minimum required tax withholding rate for the Grantee (or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the exercise of the Option.

16. Special Forfeiture and Repayment Provisions.

(a) If the Grantee, while providing services to the Company or any Subsidiary, or after cessation of such service, violates a confidentiality, non-competition or non-solicitation covenant or agreement, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, portion of the Option may, at the Committee’s discretion, be canceled and the Grantee shall automatically forfeit any rights the Grantee may have with respect to the Option as of the date of such determination, and (ii) if the Grantee (or his or her permitted transferee) has exercised all or any portion of the Option within the twelve (12)-month period immediately preceding the date of the earliest violation by the Grantee (or following the date of the earliest violation), then, upon the Company’s demand, the Grantee shall immediately deliver to the Company certificate(s) for the number of shares of Stock received upon such exercise or, if any shares have been sold, the Grantee shall immediately remit to the Company, in cash, the proceeds of any such sale(s), reduced, in each case, by the Exercise Price of the Option.  Notwithstanding the foregoing, in the event of a Change in Control, the Company’s right to cancel the Option or to require forfeiture or repayment, as provided above, shall terminate without prejudice to any rights that the Company otherwise may have under applicable law.

(b) The Grantee hereby acknowledges and agrees that the restrictions contained in this Paragraph 16 are being made for the benefit of the Company in consideration of the Grantee’s receipt of the Option.  The Grantee further acknowledges and agrees that the receipt of the Option is a voluntary action on the part of the Grantee and that the Company is unwilling to provide the Option to the Grantee without including the restrictions contained herein.

(c) The Grantee hereby consents to a deduction from, and set-off against, any amounts owed to the Grantee by the Company or its Subsidiaries from time to time to the extent of any amounts owed to the Company by the Grantee hereunder.

(d) The forfeiture and repayment provisions of this Option are in addition to, and not in lieu of, any other remedies that the Company may have in the event of a violation by the Grantee of any confidentiality, non-competition or non-solicitation covenant in any agreement between the Grantee and the Company or any of its Subsidiaries.

17. Incentive Compensation Recoupment Policy.  The Grantee hereby further agrees that the Grantee shall be subject to any clawback, recoupment or other similar policy that the Company adopts, including the Company’s Executive Incentive Compensation Recoupment Policy, and acknowledges and agrees that the Option, the Shares issued or to be issued and/or amounts paid or to be paid hereunder and/or amounts received with respect to any sale of such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of such policy. The Grantee agrees and consents to the Company’s application, implementation and enforcement of (i) any such policy established by the Company that may apply to the Grantee and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate such policy or applicable law without further consent or action being required by the Grantee.   To the extent that the terms of this Agreement and such policy conflict, then the terms of such policy shall prevail.

18. Change in Control. The provisions of the Plan applicable to a Change in Control shall apply to the Option, and the Committee may take such actions as it deems appropriate pursuant to the Plan.
19. Nature of Grant. In accepting this Option, the Grantee acknowledges and agrees that:
(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time;

(b) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
(d) the Grantee’s participation in the Plan is voluntary;

(e) the Grantee’s participation in the Plan shall not create a right to further employment with the Company or any Subsidiary and shall not interfere with the ability of the Company or any Subsidiary to terminate the Grantee’s employment relationship at any time;

(f) this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary and is outside the scope of the Grantee’s employment or service contract, if any;

(g) the future value of the Shares underlying this Option is unknown and cannot be predicted with certainty;
(h) if the Grantee exercises this Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(i) no claim or entitlement to compensation or damages shall arise from the forfeiture of the Option resulting from the Grantee’s termination of service (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of this Option to which the Grantee is otherwise not entitled, the Grantee irrevocably agrees never to institute any claim against the Company and/or any Subsidiary, waives the Grantee’s ability, if any, to bring any such claim, and releases the Company and/or any Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(j) for a Grantee residing outside of the U.S.A:
(A) this Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(B) this Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for the Company or any Subsidiary; and

(C) in the event of the Grantee’s termination of service (whether or not in breach of local labor laws), the Grantee’s right to vest in the Option under the Plan, if any, will terminate effective as of the date of termination of service; and the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing service for purposes of this Option.

20. Effect of Amendment of Plan; Amendment of Agreement.  No discontinuation, modification, or amendment of the Plan may, without the express written consent of the Grantee, adversely affect the rights of the Grantee under this Option, except as expressly provided under the Plan.

This Agreement may be amended as provided under the Plan, but except as provided thereunder shall not adversely affect the Grantee’s rights hereunder without Grantee’s consent.

21. No Limitation on Rights of the Company; Adjustment of Option.  The grant of this Option shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.  The number and kind of shares subject to the Option, the Exercise Price thereof, and other related terms shall be adjusted by the Committee in accordance with Section 12.2 of the Plan.

22. Rights as a Shareholder. The Grantee shall have the rights of a shareholder with respect to the Shares covered by the Option only upon becoming the holder of record of those Shares.

23. Compliance with Applicable Law.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue or deliver or cause to be issued or delivered any certificates for Shares pursuant to the exercise of the Option, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded.  The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.  The Company may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws, regulations, and requirements, that the Grantee make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable.

24. Agreement Not a Contract of Employment or Other Relationship.  This Agreement is not a contract of employment, and the terms of employment of the Grantee or other relationship of the Grantee with the Company or any of its Subsidiaries shall not be affected in any way by this Agreement except as specifically provided herein.  The execution of this Agreement shall not be construed as conferring any legal rights upon the Grantee for a continuation of an employment or other relationship with the Company or any of its Subsidiaries, nor shall it interfere with the right of the Company or any of its Subsidiaries to discharge the Grantee and to treat him or her without regard to the effect which such treatment might have upon him or her as a Grantee.

25. Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the grant or exercise of the Option and the disposition of the Shares obtained thereby.  The Grantee should consult his or her own tax advisor for information concerning the tax consequences of the grant and exercise of the Option.

26. Data Privacy.  As a condition of acceptance of this Option, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Paragraph 26 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.  The Grantee understands that the Company and its Subsidiaries hold certain personal information about the Grantee, including the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (the “Data”), for the purpose of implementing, managing and administering the Plan.  The Grantee further understands that the Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, management and administration of the Grantee’s participation in the Plan, and that the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company in the implementation, management, and administration of the Plan.  The Grantee understands that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country.  The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  The Grantee, through participation in the Plan and acceptance of an Award under the Plan, authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares.  The Grantee understands that the Data will be held only as long as is necessary to implement, manage, and administer the Grantee’s participation in the Plan.  The Grantee understands that if he or she resides outside the United States, he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting in writing his or her local human resources representative.  Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis.  If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, the Grantee’s employment status and position with the Company or its Subsidiary will not be affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Grantee Awards or administer or maintain such Awards.  Therefore, the Grantee understands that refusing or withdrawing the Grantee’s consent may affect his or her ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

27. Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service.  Any such notice shall be deemed given when received by the intended recipient.

28. Governing Law.  Except to the extent preempted by Federal law, this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to any principles thereof relating to the conflicts of laws that would result in the application of the laws of any other jurisdiction.    The parties agree that the state and

federal courts located in the State of New York, County of Suffolk, shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Agreement and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; (c) agree that venue is proper and convenient in such forum; (d) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, subject matter jurisdiction, venue, or service of process; and (e) waive the right, if any, to a jury trial.

29. Acknowledgment; Interpretation of Agreement and Plan.  The Grantee acknowledges receipt of a copy of the Plan, and represents that the Grantee is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions of this Agreement and of the Plan.  The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Commitee with respect to any questions arising under this Agreement or the Plan.

30. Entire Agreement.  The Plan and this Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.    To the extent any provisions of the Agreement are inconsistent or in conflict with any terms or provisions of the Plan, the Plan shall govern.

IN WITNESS WHEREOF, the Company and the Grantee have duly executed this Agreement as of the date first written above.

MSC INDUSTRIAL DIRECT CO., INC.

By:    ________________________________

Name: Nancy Coco

Title:   Sr. Compensation Analyst

GRANTEE:

By:  ________________________________

Name: